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                                                                   EXHIBIT 12

                             AMOCO CORPORATION
                               _____________

               STATEMENT SETTING FORTH COMPUTATION OF RATIO OF
                          EARNINGS TO FIXED CHARGES
                     (millions of dollars, except ratios)

                        Three Months
                            Ended         Year Ended December 31,
                           Mar. 31,
                             1994     1993   1992   1991   1990   1989
 Determination of Income:
   Consolidated earnings
    before income taxes
    and minority interest.  $  556   $2,506 $  998 $2,035 $3,410 $2,695
   Fixed charges expensed by
    consolidated companies      84      350    376    479    596    699
   Adjustments for certain
    companies accounted for
    by the equity method..       1       11     28     20     35     37

   Adjusted earnings plus
    fixed charges.........  $  641   $2,867 $1,402 $2,534 $4,041 $3,431

 Determination of Fixed Charges:
   Consolidated interest on
    indebtedness (including
    interest capitalized).  $   67   $  299 $  333 $  433 $  532 $  626
   Consolidated rental
    expense representative
    of an interest factor.      13       50     44     54     60     59
   Adjustments for certain
    companies accounted for
    by the equity method..       1        8     20     24     25     36

  Total fixed charges.....  $   81   $  357 $  397 $  511 $  617 $  721

 Ratio of earnings to
  fixed charges...........     7.9      8.0    3.5    5.0    6.5    4.8

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